Exhibit 10.19

November 13, 2018

Mr. Dave Stephenson

Re: Offer of Employment with Airbnb, Inc. (“Agreement”)

Dear Dave:

Congratulations! We are thrilled to offer you a place in the Airbnb family.

This letter is to let you know that Airbnb, Inc. (“Airbnb” or the “Company”) is formally offering you the position of Chief Financial Officer (CFO) and we couldn’t be happier.

We hire people who amaze, inspire, and delight us. You’re just the person we’ve been looking for. We know that your skills and experience will help Airbnb change the world – one traveler, host, experience, and neighborhood at a time.

You will report directly to the Chief Executive Officer, Brian Chesky, starting on January 7, 2019 (the “Start Date”). For the avoidance of doubt, it is understood and agreed that you will not have an employment relationship with Airbnb before the Start Date. You’ll be living in Seattle with your primary office location in San Francisco until a date of your choosing that is no later than June 30, 2022 (the “Initial Period”) and during the Initial Period you will spend time in our San Francisco office as agreed by you and the CEO. During the Initial Period, you agree to spend the summers in San Francisco. After the Initial Period you agree to relocate to San Francisco and work in our San Francisco office except as required for business travel. The Company shall pay or reimburse you for your reasonable business expenses, including expenses incurred during your travel to San Francisco for performance of your duties and responsibilities as CFO. Reimbursement will be at reasonable business class rates for travel and accommodations, subject to substantiation and documentation as reasonably required by the Company from time to time.

We can’t wait to have you on board.

Compensation and Benefits

Airbnb offers a highly competitive package of compensation and benefits. Your package includes the following:

Salary

Your annual salary (“Annual Salary”) will be six hundred thousand dollars ($600,000), which amount would be subject to any required tax and other deductions, payable in bi-monthly installments in accordance with Airbnb’s normal payroll practices. The Annual Salary shall be reviewed by the Company, the Board of Directors or Compensation Committee from time to time in accordance with the Company’s ordinary practice.

Hiring Bonus

You will be entitled to a hiring bonus in an aggregate amount of $2,400,000 (“Hiring Bonus”), which amount would be subject to any required tax and other deductions and will be payable in accordance with the terms hereof. $1,200,000 of the Hiring Bonus (the “First Hiring Bonus Payment”), subject to any required tax and other deductions, will be payable within the first two payroll cycles following your Start Date. The remaining $1,200,000 of the Hiring Bonus (the “Second Hiring Bonus Payment”), subject to any required tax and other deductions, will be payable within the first two payroll cycles following the one year anniversary of your Start Date.

With respect to the First Bonus Payment, if you subsequently cease your employment with Airbnb for any reason, other than Airbnb’s termination without Cause (as defined below) or your termination for Good Reason (as defined below), within 12 months following your Start Date, then you shall immediately repay Airbnb an amount equal to (x) $100,000 (which is one-twelfth of $1,200,000, the original gross-of-taxes amount of the First Hiring Bonus Payment) times (y) the difference equal to 12 less the number of full calendar months that you have remained employed by Airbnb from your Start Date (prorated for any partial month) less any tax withholdings or deductions on amounts of the First Hiring Bonus Payment that have been paid through your Separation date.

With respect to the Second Bonus Payment, if you subsequently cease your employment with Airbnb for any reason, other than Airbnb’s termination without Cause (as defined below) or your termination for Good Reason (as defined below), within 12 months following the one year anniversary of your Start Date, then you shall immediately repay Airbnb an amount equal to (x) $100,000 (which is one-twelfth of $1,200,000, the original gross-of-taxes amount of the Second Hiring Bonus Payment) times (y) the difference equal to 12 less the number of full calendar months that you have remained employed by Airbnb from the one year anniversary of your Start Date (prorated for any partial month) less any tax withholdings or deductions on amounts of the Second Hiring Bonus Payment that have been paid through your Separation date.

Relocation Expenses

At the time of your relocation to the Bay Area, the Company will reimburse your reasonable relocation expenses, subject to reasonable substantiation and documentation related to your relocation as may be required by the Company and subject to the Company’s then-current relocation policy at the time of your relocation.

The following items are a few examples of the types of expenses that the Company would reimburse upon your relocation pursuant to the current relocation policy: lease breakage, moving expenses, furniture, car rental, utilities deposits, license and registration fees, appliances, painting/cleaning your property, and extra baggage.

2019 Bonus

In addition, you will be eligible to earn a one-time performance bonus for the 2019 calendar year, which will be targeted at seventy-five percent (75%) of your Annual Salary (the “2019 Bonus”). The 2019 Bonus will be governed by the terms and conditions of the 2019 Bonus Plan, once approved by the Board of Directors. The 2019 Bonus will be based upon factors including the Company’s attainment of written targeted goals as set by the Board of Directors or Compensation Committee in its sole discretion, and documented in the 2019 Bonus Plan. The 2019 Bonus payment, if any, will be subject to any required tax and other deductions, payable in accordance with Airbnb’s normal payroll practices. No amount of 2019 Bonus is guaranteed, and you must be an employee on the 2019 Bonus payment date to be eligible to earn the 2019 Bonus; no partial or prorated bonuses will be provided. You will only be eligible for a bonus after calendar year 2019 if there is a bonus plan in place for similarly situated executives.

New Hire Equity

RSU Award. Subject to the approval of Airbnb’s Board of Directors, we will grant you an award of restricted stock units with respect to 142,857 shares (the “RSU Award”) of Airbnb’s Common Stock. The RSU Award will be subject to the terms and conditions of Airbnb’s 2018 Equity Incentive Plan (the “Plan”) and an RSU agreement between you and Airbnb in a form approved by the Board (please refer to Addendum A for general RSU information). The settlement of the RSU Award is conditioned on satisfaction of two vesting requirements: a time and service-based requirement and a liquidity event requirement, each of which are described below and in your RSU Agreement. The RSU Award will be subject to the following time and service-based requirement: 1/4th of the shares subject to the RSU Award shall satisfy the time and service-based requirement at the end of the first year after the first Quarterly Installment Date (as defined below) following your Start Date and an additional 1/16th of the shares subject to the RSU Award shall satisfy the time and service-based vesting requirement on each Quarterly Installment Date thereafter, in each case subject to your continued service to Airbnb on each applicable date. The right to receive Airbnb, Inc. Common Stock upon settlement of the RSU Award will be subject to continued service and conditioned upon an initial public offering of the Company’s Common Stock or the Company’s Acquisition (as defined in the Plan, and provided that the Acquisition constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended) (a “Plan Change in Control Transaction”), in accordance with the terms and conditions of the Plan and the RSU agreement, any required holding period, and subject to compliance with applicable securities laws.

“Quarterly Installment Date” shall mean the 25th day of each February, May, August and November, but you will not vest at all unless and until a liquidity vesting event has occurred that is an initial public offering of Airbnb Common Stock or a Plan Change in Control Transaction, in accordance with the terms and conditions of the Plan and the RSU Agreement, any required holding period, and subject to compliance with applicable tax and securities laws. You will receive the Airbnb Common Stock subject to the RSU Award upon settlement of the RSU Award, respectively, following its vesting, in accordance with the terms and conditions of the Plan and the RSU Agreement, but settlement is not subject to continued service at the time of the liquidity event to the extent you have satisfied the time and service-based requirement.

You will not be eligible to receive another equity award during Airbnb’s Annual Compensation Review in 2019. You will be eligible to receive a refresh equity award during the regular Annual Compensation Review in 2020.

Certain Defined Terms

For purposes of this Agreement, “Accelerated Share Number” shall mean 38,095 shares.

For purposes of this Agreement, “Cause” shall mean your (i) conviction of, or entering a plea of guilty or no contest to or for, any felony (other than as a result of vicarious liability) or any crime involving moral turpitude, (ii) commission of an act of fraud, embezzlement or material misappropriation, (iii) material breach of fiduciary duty against Airbnb which has had or will have an adverse effect on Airbnb’s business, (iv) gross negligence or willful misconduct in the performance of your employment obligations and duties that has had or will have a material adverse effect on Airbnb’s business; or (v) material breach of this Agreement, the Confidentiality Agreement (as defined below), Airbnb’s Anti-Bribery & Corruption Policy, Global Harassment Discrimination & Retaliation Policy, Global Information Security & Privacy Policy, Global User Information Access Policy, Airbnb’s Code of Ethics (or policies referenced therein) or, if Airbnb adopts an insider trading policy, such insider trading policy which will be provided to you promptly after being adopted (in the case of clause (iv), after there has been delivered to you a written demand to cure such breach with reasonable detail regarding the nature of the breach and, if such breach is capable of cure, such breach has not been cured within thirty (30) days from the date on which you received the written demand; and in the case of clause (v), after there has been delivered to you a written notice).

For the purposes of this Agreement, a “Change in Control Transaction” shall mean either: (i) any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation), that results in Airbnb’s stockholders of record immediately prior to such transaction or series of related transactions holding, immediately after such transaction or series of related transactions, 50% or less of the voting power of the surviving or acquiring entity (provided that the sale by Airbnb of its securities for the purposes of raising additional funds shall not constitute a Change in Control Transaction hereunder); or (ii) a sale of all or substantially all of the assets of Airbnb; provided that the transaction (including any series of transactions) also qualifies as a change in control under U.S. Treasury Regulation 1.409A-3(i)(5)(v) or 1.409A-3(i)(5)(vii).

For purposes of this Agreement, “Good Reason” shall mean (i) other than in connection with or after a Change in Control transaction, the removal of you, without your consent, from the position of Chief Financial Officer; (ii) any material reduction in your Annual Salary; (iii) relocation of your place of work to a location in excess of 100 miles from either (a) during the Initial Period, Seattle or (b) after the Initial Period, San Francisco; or (iv) material failure of Airbnb to provide your salary, RSU Award or other benefits in accordance with the terms of this Agreement, excluding an inadvertent failure which is cured within ten (10) business days following notice of the nature of such failure; provided, that no resignation for Good Reason shall be effective unless and until (1) you have first provided the Company with written notice specifically identifying the acts or omissions constituting the grounds for “Good Reason” within 30 days after the occurrence thereof, (2) the Company has not cured such acts or omissions that are capable of cure within 21 days of its actual receipt of such notice, and (3) the effective date of your termination for Good Reason occurs no later than 60 days after the initial existence of the facts or circumstances constituting Good Reason.

For purposes of this Agreement, “Separation” shall mean a “separation from service,” as defined in the regulations under Section 409A of the Internal Revenue Code (the “Code”).

For purposes of this Agreement, “Separation Amount” shall mean an amount in US dollars equal to $4,000,000.

Severance Benefits

In the event of your Separation from Airbnb without Cause or for Good Reason prior to February 26, 2020, and provided that you deliver to Airbnb a signed settlement agreement and general release and waiver of claims and non-disparagement agreement in customary form in favor of Airbnb, its employees, agents and its representatives and affiliated entities (the “Release”), within fifty-two (52) days following your Separation, and satisfy all conditions to make the Release effective, then, you shall be entitled to either of the following (as determined by the Company in its sole discretion): (a) payment of the Separation Amount, or (b) the acceleration of the time-based vesting of a number of shares subject to the RSU Awards equal to the Accelerated Share Number. Such severance payments and benefits will be subject to withholding and other deductions, as applicable. If the Company elects to pay the Separation Amount, under (a) above, the payment will be made no later than the 52nd day following your Separation, provided the Release condition has been satisfied.

Section 409A To the extent (i) any payments to which you become entitled under this letter agreement, or any agreement or plan referenced herein, in connection with your Separation from Airbnb constitute deferred compensation subject to Section 409A of the Code and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from your Separation; or (ii) the date of your death following such Separation; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest). Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this letter agreement (or otherwise referenced herein) is determined to trigger taxation under Section 409A of the Code with respect to a calendar year, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. To the extent that any provision of this letter agreement is ambiguous as to whether it triggers taxation under Code Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from taxation under Code Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent such that no tax is triggered thereunder. To the extent any payment under this letter agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this letter agreement (or referenced in this letter agreement, including each installment of a series of payments), are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Code Section 409A.

Airbnb Benefits Plan

As a full-time employee, you will be eligible to participate in Airbnb’s comprehensive benefits programs on a basis that is no less favorable than that made available to any executive.

We want you to be happy and healthy. So you’ll get access to a variety of benefits, including medical, dental, and vision care; short and long-term disability; life and AD&D insurance; Flexible Spending Accounts; and Employee Assistance Programs. You’ll be enrolled in these plans effective your first date of hire.

In addition, you may choose to participate in Airbnb’s 401k traditional and 401k Roth Plans.

Participation in any of Airbnb’s employee benefit plans is expressly subject to the written terms and conditions contained in the applicable plan documents. You will receive detailed information about our benefit plans on your first day with us.

Airbnb Transit Subsidy

You will be eligible to participate in Airbnb’s monthly transit subsidy program which includes subsidies for parking and/or transit or biking.

Employee Travel Coupon

The only way we’ll understand our community is if we are genuine Airbnb community members. Therefore, every Airbnb employee receives a $500.00 Employee Travel Coupon (ETC) at the beginning of each quarter in a calendar year. You will receive your first ETC during your first week as an employee. We hope you use this coupon to explore new places, meet new people, and gain new understanding into how Airbnb connects the world. You will receive detailed information about your ETC and the ETC Program on your first day.

Paid Time Off (PTO), Paid Sick Time, Holidays, and Winter Closure

As a regular, full-time employee, you are eligible to earn fifteen (15) days of PTO per calendar year. In addition, you will receive paid holidays per our Company policy. In addition to PTO and Holidays, there is a Winter Closure tacked on at the end of the year so you can plan ahead to spend time with family and friends. The holiday calendar is published annually and is subject to change. You will have access to detailed information about our PTO, Paid Sick Time, and Holidays policies upon starting with us.

Airbnb reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment.

Conditions of Employment

This offer of employment is contingent on the following:

Authorization to Work

This offer is contingent upon your ability to provide proper work authorization to be employed by Airbnb. Within 3 business days of your Start Date, you must show proof of identity and legal authorization to work in the United States as required by the Immigration Reform and Control Act of 1986. And, from time to time during your employment, you may be asked to provide proof of your right to work in the US.

If you are currently in a nonimmigrant visa status, or your work authorization will be sponsored by Airbnb, we will initiate the visa process with our chosen immigration counsel, once an offer has been accepted. Our immigration counsel will reach out to you with a request to provide the documents necessary to support the visa application process. It is advised that you do not give notice to your current employer until your Airbnb sponsored visa has been approved.

Background Check

You must receive a satisfactory verification of criminal, education and/or employment background, and satisfactory verification of references in the discretion of the Company. This offer and any employment is subject to, and contingent upon, a satisfactory background and/or reference check(s). Furthermore, the Company may rescind or revoke your offer of employment and/or sever any employment relationship that is deemed to exist if, in its discretion, the Company determines that you fail to receive a satisfactory background and/or reference check, or you fail to consent to or complete a request for a background or reference check(s).

Confidentiality and Protection of Intellectual Property

You must sign and comply with Airbnb’s Employee Invention Assignment and Confidentiality Agreement, attached as Exhibit A (the “Confidentiality Agreement”), and deliver it with this executed letter.

In addition, we want to impress upon you that we do not want you to, and we direct you not to, bring with you any confidential or proprietary material or information of any former employer or to violate any other obligations you may have to any former employer.

Other Agreements

This Agreement, the Confidentiality Agreement and the other agreements referred to in this Agreement supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and Airbnb and constitute the complete agreement between you and Airbnb regarding the subject matter set forth herein and therein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and the Chief Executive Officer.

Exhibit B to this letter sets forth a complete list of all plans and agreements that you will be required to enter into with respect to, or that otherwise will relate to or govern the terms of, your employment with Airbnb, your equity compensation arrangements as set forth in this letter and your share ownership upon the exercise or settlement of your equity awards (including any restrictions or obligations that such shares would be subject to, but excluding, for the avoidance of doubt, any such agreements as they relate to your Investment) (collectively, the “Other Agreements”). In the event of any conflict between this letter and any Other Agreement (including any Other Agreement of Airbnb or among any shareholders of Airbnb), this letter will prevail. For the avoidance of doubt, any securities and/or shares issued under this Agreement will be subject to the Airbnb Amended and Restated Bylaws.

Arbitration

You and Airbnb (the “Parties”) each agree that any and all controversies, disputes or claims arising out of, relating to or concerning your employment relationship or the termination thereof, including without limitation, the validity, enforceability, interpretation of this agreement to arbitrate, and including, but not limited to, claims for unpaid wages, wrongful termination, claims relating to equity interests that may have been granted to you, and/or discrimination or harassment, whether sounding in tort, contract, federal, state, local or other statutory violation or otherwise, and without regard to legal characterization of theory, shall be finally resolved through binding arbitration by JAMS under the JAMS Employment Arbitration Rules and Procedures then effect and subject to the JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness (the “JAMS Rules”).

The arbitration shall be before a single arbitrator appointed pursuant to the JAMS Rules and shall occur in San Francisco County California. The award shall be a written decision, shall be a reasoned decision stating the factual and legal conclusions and legal basis therefore, and shall be in English. The arbitrator’s decision shall be final, binding, and conclusive. The agreement to arbitrate does not restrict your right to file administrative claims you may bring before any government agency where you are permitted by law to file such claims (including the National Labor Relations Board, the Equal Opportunity Commission and the Department of Labor). The Parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The Parties expressly waive any entitlement to have such controversies decided by a court or a jury. The Parties agree that judgment on any award in arbitration shall be enforceable in any court with competent jurisdiction. This clause shall not preclude either Party from seeking provisional remedies in aid of arbitration from a court of competent jurisdiction.

At-will Relationship

As is customary, our employment relationship is at-will. This means either you or Airbnb may terminate the employment relationship at any time and for any reason or no reason, without prior notice. Any modification or change in your at-will employment status may only be made if in writing and signed by you and Airbnb’s Chief Executive Officer and General Counsel.

In making your decision to accept this offer of employment, you agree and acknowledge that you have not relied upon any other promises or representations made by Airbnb or our representatives except those made in this letter. Further, once accepted, this offer letter constitutes the entire agreement between you and Airbnb with respect to the subject matter herein and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter.

This offer will remain open for one business day after it has been signed by Airbnb. Should you have anything else that you wish to discuss, please do not hesitate to contact Beth Axelrod. If you decide to accept our offer, please sign this letter via electronic signature as sent through DocuSign. Please retain a copy for your personal records.

Dave, I am personally delighted about the prospect of having you on board. We have an incredible journey in front of us. I’m so happy that you’ll be sharing it with everyone at Airbnb.

Let’s change the world together.

Sincerely,

Airbnb, Inc.

By:	/s/Beth Axelrod
Name:	Beth Axelrod
Title:	VP Employee Experience

I have read and understood this offer letter and acknowledge, accept and agree to its terms and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Dave Stephenson	Date Signed:	11/13/2018
Dave Stephenson

Exhibit A

Airbnb Employee Invention Assignment and Confidentiality Agreement

Exhibit B

List of Other Agreements

1.	Amended and Restated Bylaws

2.	Airbnb’s Anti-Bribery & Corruption Policy, Global Harassment Discrimination & Retaliation Policy

3.	Global Information Security & Privacy Policy

4.	Global User Information Access Policy

5.	Airbnb’s Code of Ethics